UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive Suite 101 Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Appointment of Fouad Namouni, M.D., as a Director

On April 30, 2024, the Board of Directors (the “Board”) of Vor Biopharma Inc. (the “Company”) increased the size of the Board from six to seven members and appointed Fouad Namouni, M.D., to fill the resulting vacancy, to serve on the Board as an independent Class II director, until the Company’s 2026 annual meeting of stockholders and until his successor is duly elected and qualified. The Board also appointed Dr. Namouni to serve on the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”).

Dr. Namouni, 55, has served as President, Research and Development of Blueprint Medicines Corporation (“Blueprint”), a global biopharmaceutical company, since September 2020. Prior to Blueprint, Dr. Namouni served in various leadership roles at Bristol Myers Squibb Company (“BMS”) since 1999, most recently as Senior Vice President and Head of Oncology Development from August 2016 to April 2020 with the responsibility for driving product development plans across a portfolio of drug candidates. Previously, Dr. Namouni served as Head of Global Medical Affairs at BMS from September 2015 to September 2017 and Head of Development at BMS for OPDIVO® (nivolumab) and YERVOY® (ipilimumab) from January 2011 to September 2015. Dr. Namouni previously served as a member of the board of directors of Aprea Therapeutics Inc. from June 2020 to May 2022. Dr. Namouni has more than 20 years of oncology and cancer immunotherapy drug development expertise, as well as clinical experience as a pediatric oncologist. He holds an M.D. from the University of Annaba Medical School in Algeria and a Pediatrics degree from Université Rene Descartes in Paris, France. Additionally, Dr. Namouni received a Pediatric Oncology and Hematology degree and an M.S. in clinical and experimental pharmacology from Université Paris-Sud in France. The Company believes that Dr. Namouni is qualified to serve on the Board due to his experience in oncology and cancer immunotherapy drug development and his service in leadership roles and as a director of other biotechnology companies.

In connection with his service as a director, Dr. Namouni will receive the Company’s standard non-employee director cash and equity compensation under its Non-Employee Directors’ Compensation Policy, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2023. Pursuant to the Non-Employee Directors’ Compensation Policy, Dr. Namouni will receive a cash retainer fee of $40,000 for service as a director and $4,000 for service as a member of the Nominating Committee, payable in equal quarterly installments in arrears on the last day of each fiscal quarter, in each case pro-rated based on days served in the applicable fiscal quarter. In addition, Dr. Namouni received a stock option to purchase 60,000 shares of the Company’s common stock on the date of his appointment to the Board and will be eligible to receive a stock option to purchase 30,000 shares of the Company’s common stock on the date of each annual stockholder meeting of the Company, beginning with the 2024 stockholder meeting.

Dr. Namouni also entered into an indemnification agreement with the Company in the form previously approved by the Board and filed with the SEC as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 on January 15, 2021.

There is no arrangement or understanding between Dr. Namouni and any other person pursuant to which Dr. Namouni was appointed as a member of the Board, and Dr. Namouni has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On May 2, 2024, the Company issued a press release announcing the appointment of Dr. Namouni to the Board, a copy of which is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any other filing with the U.S. Securities Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 2, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2024	Vor Biopharma Inc.

	By:	/s/ Robert Ang
	Name:	Robert Ang
	Title:	Chief Executive Officer